UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 7, 2005

Date of report (Date of earliest event reported)

Sotheby's Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	1-9750	38-2478409
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation or organization)

38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan	48303
(Address of principal executive offices)	(Zip Code)

(248) 646-2400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the

Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the

Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)

under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01. Other Events

On December 15, 2004, Sotheby's Holdings, Inc. (the “Company”) disclosed in a Form 8-K that its Compensation Committee had approved: (i) an Amendment (the “Amendment”) to the Sotheby’s, Inc. Retirement Savings Plan, a defined contribution pension plan qualified under Section 401(k) of the Internal Revenue Code of 1986 (the “Retirement Savings Plan”) and (ii) the establishment of the Sotheby's Inc. 2005 Benefit Equalization Plan (the "2005 BEP"), an unfunded defined contribution plan that is available to certain officers of the company whose contributions to the Retirement Savings Plan are limited by Internal Revenue Service Regulations. The principal change reflected in the Amendment was to replace the current standard Company contribution to the Retirement Savings Plan of a flat 2% of each participant’s eligible compensation to an amount determined at the Company’s discretion that will vary depending on the Company’s profitability, reflecting the Company’s ongoing commitment to controlling costs by reducing its fixed cost base. Since the contribution formula for the 2005 BEP mirrors the contribution formula for the Retirement Savings Plan, the determination by the Compensation Committee of the formula for the Company contribution to the Retirement Savings Plan for any year automatically determines the same formula for the 2005 BEP for that year. On February 7, 2005, the Compensation Committee approved the performance criteria for determining the Company’s contribution for both plans for the year ended December 31, 2005. Under these criteria, a Company contribution will be made to both plans in an amount equal to a specified percentage of each participant's eligible compensation only if the Company achieves a specified base level of net income for the year, as determined by the Compensation Committee, and this percentage will increase depending on the achievement by the Company of certain threshold levels of net income in excess of the base level.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ Michael L. Gillis Michael L. Gillis Senior Vice President, Controller and Chief Accounting Officer

Date:	February 11, 2005